EXHIBIT 21.1

RANGE RESOURCES CORPORATION

Subsidiaries of Registrant

Name	Jurisdiction of Incorporation	Percentage of Voting Securities Owned by Immediate Parent
Energy Assets Operating Company	Delaware	100%
Range Resources–Appalachia, LLC	Delaware	100%
Range Resources–Pine Mountain, Inc.	Delaware	100%
Range Energy Services Company, LLC	Delaware	100%
Range Production Company	Delaware	100%
Range Resources–Midcontinent, LLC	Delaware	100%
Range Texas Production, LLC	Delaware	100%
American Energy Systems, LLC	Delaware	100%